FIFTH AMENDMENT TO
THE ETF DISTRIBUTION AGREEMENT

THIS FIFTH AMENDMENT to the ETF Distribution Agreement dated as of December 28, 2021 (the “Agreement”), is entered into by and between the ADVISORS SERIES TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor"), with an effective date of August 19, 2026.

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend Exhibit A of the Agreement to reflect an updated funds list;

WHEREAS, Section 8(b) of the Agreement allows for its amendment by a written instrument executed by the parties.
NOW, THEREFORE, the parties agree as follows:
The following funds are added to Amended Exhibit A:
Logan Capital International ETF
Logan Capital Large Cap Growth ETF (f/k/a Logan Capital Broad Innovative Growth ETF)

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Jeffrey T. Rauman	By: /s/ Teresa Cowan
Jeffrey T. Rauman, President	Teresa Cowan, President
Date: 8/19/26	Date: 8/19/26

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AMENDED EXHIBIT A
Fund List

Vox Populi ETF (f/k/a The Reverb ETF)
Logan Capital Large Cap Growth ETF (f/k/a Logan Capital Broad Innovative Growth ETF)
Scharf ETF
Scharf Global Opportunity ETF Pzena U.S. Large Cap Value ETF Pzena International Value ETF
Logan Capital International ETF

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